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Exhibit 23.1

Consent of KPMG LLP, Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-118691 and 333-123903, Form S-8 Nos. 333-133450, 333-63451, 333-62910, 333-97163, 333-63453 and 333-120539) of CRA International, Inc. of our reports dated February 8, 2007, with respect to the consolidated balance sheet of CRA International, Inc. as of November 25, 2006, and the related consolidated statements of income, cash flows, and shareholders' equity for the year then ended, management's assessment of the effectiveness of internal control over financial reporting as of November 25, 2006 and the effectiveness of internal control over financial reporting as of November 25, 2006, which reports appear in the November 25, 2006 Annual Report on Form 10-K of CRA International, Inc.

        Our reports include an explanatory paragraph regarding the Company's adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payments", effective in the first quarter of fiscal 2006, and Financial Accounting Standard Board Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations," effective in the fourth quarter of fiscal 2006.

/s/ KPMG LLP
Boston, Massachusetts
February 8, 2007

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Consent of KPMG LLP, Independent Registered Public Accounting Firm